EXHIBIT 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of HEARx Ltd. of our report dated December 31, 1999 relating to the financial statements of American Hearing Center, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Boston, MA
November 8, 2001